JOY GLOBAL INC.

News Release

Contact:

Sara Leuchter Wilkins

Vice President, Investor Relations and Corporate Communications

414-319-8513

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND

FISCAL 2008 YEAR-END OPERATING RESULTS

•	Q4 orders of $1.4 billion before reducing backlog for stronger U.S. dollar
•	Record Q4 sales of $1.0 billion
•	Q4 operating profit of $192 million, or 19% of sales
•	Q4 working capital decreased 24% over prior-year period
•	Q4 EPS of $1.11 and FY EPS of $3.45

Milwaukee, WI – December 17, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal year 2008 results. Net sales for the quarter increased by 40 percent to a Company-record $1.0 billion compared to $736 million in the fourth quarter of last year. Operating income totaled $192 million in the fourth quarter versus $147 million in the prior year, an increase of 30 percent. Net income in the quarter was $118 million, or $1.11 per fully diluted share, compared to $70 million, or $0.64, in the fourth quarter of fiscal 2007. Tax adjustments in the respective fourth quarters reduced 2008 net income by $13 million, or $0.12 per share, and reduced 2007 net income by $18 million, or $0.16 per share.

For fiscal year 2008, net sales were $3.4 billion compared to $2.5 billion in fiscal 2007, an increase of 34 percent, while operating income increased by $78 million to $551 million compared to $473 million in fiscal 2007. Of the $900 million increase in net sales and $78 million increase in operating income in fiscal 2008, $250 million and $10 million, respectively, were generated from the acquisition of the conveyor business of the Continental Global Group (“Continental”). Fiscal year 2008 operating earnings were adversely impacted by $23 million, or $0.15 per share, related to the termination of a repair and maintenance contract, and by $20 million, or $0.12 per share, in purchase accounting charges related to the Continental acquisition, both of which were discussed in previous quarters. Diluted earnings per share for fiscal 2008 were $3.45, including the positive net impact of discrete tax adjustments of $0.10 per share. This compares to diluted earnings per share of $2.51 in fiscal 2007, which included discrete tax expense of $0.15 per share.

“I am extremely pleased with our fourth quarter results. Order rates continued to be strong, indicating our customers’ commitment to the fundamentals for the mining industry,” said Mike Sutherlin, president and chief executive officer of Joy Global Inc. “We did an excellent job of translating those orders into record revenues at margins that are at the top of our target range.

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

More importantly, we made substantial progress on working capital, with a reduction in absolute amount from the year-ago period and even greater progress when measured in days of working capital. As a result, we finished 2008 as a stronger, more focused company, and one which is much better prepared to handle the volatility and uncertainty for the year ahead.”

Fourth Quarter Operating Results

Fourth quarter orders were impacted favorably by the continued demand for the Company’s original equipment and aftermarket parts and services, offset by the unfavorable impact of the stronger U.S. dollar on foreign-denominated backlog carried into the quarter. Bookings in the fourth quarter were $1.2 billion, which includes $1.4 billion in actual orders, reduced by $200 million of translation adjustment to the beginning backlog. The $1.4 billion of new orders received in the fourth quarter was 48 percent higher than the orders received last year. Total orders at P&H, the Company’s surface equipment business, were $683 million in the fourth quarter, an increase of 23 percent over the prior year. P&H’s original equipment orders were 47 percent higher than last year and orders were broadly based with shovels booked for coal, copper, iron ore and the oil sands. P&H’s original equipment orders in the current quarter were reduced by cancellations of two shovels. The first shovel was destined for Russian coal but the customer could not fund this purchase. The cancellation of the second shovel, destined for North American copper, was the result of a fleet rationalization in which the customer confirmed the scheduled delivery of four shovels in backlog while canceling the fifth. The Company believes the process and the outcome enhanced the validity of its current backlog. P&H’s aftermarket orders for the fourth quarter were down from the prior period due primarily to comparisons with the timing of a major overhaul and shovel relocations in 2007. Fourth quarter orders at Joy Mining, the Company’s underground machinery business, were $464 million, up 12 percent compared to the prior year after being reduced by $165 million for the exchange rate translation of backlog. Original equipment bookings at Joy increased 13 percent and aftermarket orders increased 12 percent compared to the fourth quarter of last year. New orders were led by the continued strength in the U.S. underground coal market with increases also reported in Eurasia and South Africa. The Continental business added $73 million of orders in the quarter.

Total revenues in the fourth quarter increased over the prior-year period by $296 million, or 40 percent, to $1.0 billion. Joy revenues were up 37 percent and P&H revenues were up 17 percent, while the Continental acquisition contributed $93 million in the quarter. Revenues at Joy increased primarily as a result of the continued strength of the U.S. and Australasia underground coal markets, with $110 million of the original equipment increase coming from the U.S. P&H original equipment revenue was up 28 percent and aftermarket revenue increased 11 percent from last year, with the strongest overall growth coming from the Americas, Eurasia and Africa.

Operating income in the fourth quarter was $192 million, or 19 percent of sales, compared to $147 million, or 20 percent of sales in the prior-year period. Continental purchase accounting charges of $2.7 million contributed to the decline in the operating profit margin for the current quarter. The operating profit margin decline also reflected the weighted average effect of Continental’s relatively lower margins. The fourth quarter also included a year-end inventory revaluation which was offset by increased steel costs.

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Joy Global Inc.

Net income in the fourth quarter was $118 million, or $1.11 per diluted share, compared to $70 million, or $0.64 per diluted share, in the fourth quarter last year. The addition of the incremental Continental operating profit in the fourth quarter added $0.04 to earnings per share. Net income in the fourth quarter included the provision for income taxes of $67 million and an effective tax rate of 36.2 percent compared to the provision for income taxes of $73 million and an effective tax rate of 51.3 percent last year. The effective tax rates included negative discrete tax adjustments of $13 million, or $0.12 per share, in the current fourth quarter and $18 million, or $0.16 per share, in the fourth quarter last year. The cash tax rate for the 2008 fiscal year was 20.9 percent. For the 2009 fiscal year, the effective tax rate is expected to be between 32 - 33 percent, with a cash tax rate in the mid-20 percent range.

Other Financial Matters

Cash flow from operations in the fourth quarter was $243 million, including $110 million from the reduction of working capital. Advance payments and progress billings increased in absolute terms, and both inventory and accounts receivables declined in days outstanding. The Company also repurchased over $266 million of its outstanding shares during the fourth quarter. In total, $1.1 billion of stock has been repurchased under the aggregate $2.0 billion authorization. Capital expenditures for the quarter were $28 million and were primarily associated with the start-up and completion of the P&H gear components factory on the Company’s Tianjin, China campus.

Market Outlook

The evolving economic crisis increasingly impacts the outlook for the mining industry. Slowing of the world’s economies is reducing demand for commodities, forcing prices down and limiting mining company cash flows. Although contracts dominate commodity trades, spot pricing can be an effective indicator of contract price direction. Spot prices for most commodities are down in the range of 30 - 60 percent from their peaks earlier this year. In addition, stockpile levels have generally increased and there are no forecasts of economic recovery in the near-term. This combination has created a general downward bias on commodity prices.

Pricing levels give a more differentiated view of the commodity markets. Copper is under the most pressure and recent prices at $1.69/pound are only half of their year-ago level. More importantly, it is estimated that as many as 20 percent of the world’s copper mines are unprofitable below $2.00/pound and are cash-negative below $1.50. As a result, copper output is being reduced, with announced cuts at about 4 percent of worldwide production. Steel production in October was down 12 percent, with both the U.S. and China down 17 percent. This reduction in steel production is impacting both iron ore and met coal. Announced cuts in iron ore are about 6 percent of worldwide production and it is generally believed that contract pricing will come off 2008 levels by 20 percent or more. Iron ore prices have gone up 400 percent in the last four years and this will still leave the major producers of seaborne-traded iron ore with historically strong prices. Slowing steel production is also impacting metallurgical grade coal. China export prices for coke are down 40 percent and this can be an indicator of forward met coal pricing. Reductions of this amount will leave met coal producers with prices that are still strong by historical comparison. Thermal coal prices have held up the best of the major commodities and are generally higher than a year ago despite being down from recent peaks. Latest crude oil pricing is well above oil sands cash production costs in the mid- to

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upper-$20 range. As a result, the Company expects current oil sands producers to operate at capacity and to continue previously announced expansion programs. It is estimated to take oil prices of $60 - $80 per barrel to justify new oil sands projects, primarily driven by the capital cost to build the initial stage upgrader. However, the operator for the next oil sands project has indicated plans to proceed with the mining portion but to defer the upgrader.

As a result of this outlook, the Company expects its customers to become more selective about their next new mine expansion projects. Although the numbers may slow, the Company expects projects to continue to be approved. The actual number and pattern of future projects will depend on the facts and circumstances of each project and on the financial strength and business strategy of each customer. As an example, in the current quarter the Company received orders from two customers for shovels going into copper despite having a cancellation from a third customer. There are also existing projects that continue to progress toward equipment ordering. With the outlook for new projects and the limited number of existing projects, the Company anticipates a generally decelerating trend for future original equipment orders.

Customer actions to keep supply and demand in balance have been taken quickly and the Company expects this to be the case going forward. Actions in the ranges taken to-date are expected to stabilize mine production near current levels. Since aftermarket revenues are tied to production levels rather than expansion rates, the Company expects its aftermarket revenues to be stable. This is consistent with the Company’s historical experience as well as the regional experience in the weak U.S. coal market during 2006 - 2007.

Forward Guidance

“As we look forward to 2009, we enter the year with strong backlogs and the benefit of new capacity that we brought on line in 2008,” Sutherlin commented. “Consequently, we expect solid revenue performance in 2009. However, a significant portion of our revenues come from our internationally-based businesses. Exchange rates have moved dramatically in the past few months, effectively reversing trends over the previous several years. As a result, revenues and earnings from our international businesses will now translate into significantly fewer dollars and this will restrict reported revenue and earnings growth in 2009. If exchange rates remain at their current levels, we expect this will reduce year-over-year revenues by as much as $300 million and operating earnings by as much as $60 million.

“In addition, we enter our fiscal 2009 with an unprecedented level of volatility and uncertainty. The major economies of the world are expected to continue weakening. Despite the predictability that our backlogs provide, we must also consider this uncertainty as we manage through 2009. Therefore, we have taken steps to restrict increases in headcount, expenses and capital expenditures to ensure we can deliver performance under a wider range of possible outcomes. Although this may limit our ability to grow revenues in 2009, we believe it is a precautionary but appropriate step to take at this time.

“With all of these factors considered, we are guiding our fiscal 2009 revenues to $3.5 billion - $3.7 billion. This represents a growth rate of 11 - 17 percent over fiscal 2008 before the exchange rate effect and 2 - 8 percent after such effect. We expect operating income leverage to be at the upper end of our range for 2009 and the effective tax rate to be 250 - 350 basis points

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higher than the effective tax rate for 2008. This should translate into earnings per share of $3.60 - $4.00 for fiscal 2009.

“We expect our revenues during the year to follow a historically seasonal pattern, with the first quarter being the lowest and the fourth quarter the highest of revenue quarters. There is a lag effect as our pricing catches up to cover higher steel costs, which will result in operating leverage and margin improvement during the year. Therefore, we expect operating leverage in the first half of 2009 to be near the lower end of the indicated range. Both of these factors need to be considered when projecting the allocation of guidance to quarterly periods during the year.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s fourth quarter and full-year results to be held at 11:00 a.m. EST on December 17, 2008. Interested parties can listen to the call by dialing 800-649-5127 in the United States or 706-679-0637 outside of the United States, access code #75533544, at least 15 minutes prior to the 11:00 a.m. EST start time of the call. A rebroadcast of the call will be available until the close of business on January 23, 2009 by dialing 800-642-1687 or 706-645-9291, access code #75533544.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://www.joyglobal.com/investorrelations/confcalls.jsp. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on January 23, 2009.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, distributing and servicing equipment for surface mining, through its P&H Mining Equipment division; underground mining, through its Joy Mining Machinery division; and bulk material conveyor systems, through its Continental Crushing & Conveying division.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

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Joy Global Inc.

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	October 31,	October 26,	October 31,	October 26,
	2008	2007	2008	2007

Net sales	$1,031,703	$735,909	$3,418,934	$2,547,322
Costs and expenses:
Cost of sales	721,794	490,149	2,428,929	1,720,634
Product development, selling and administrative expenses	118,550	98,766	441,527	358,538
Other (income) expense	(800)	(456)	(2,726)	(5,125)
Operating income	192,159	147,450	551,204	473,275

Interest income (expense), net	(7,012)	(5,529)	(21,698)	(24,944)
Reorganization items	(108)	1,143	(2,419)	728
Income from continuing operations before income taxes	185,039	143,064	527,087	449,059

Provision for income taxes	(67,000)	(73,425)	(153,950)	(169,275)

Income from continuing operations	118,039	69,639	373,137	279,784
Income from discontinued operations, net of taxes	-	-	1,141	-

Net income	$118,039	$69,639	$374,278	$279,784

Basic earnings per share
Income from continuing operations	$1.12	$0.64	$3.47	$2.54
Income from discontinued operations	-	-	0.01	-
Net income	$1.12	$0.64	$3.48	$2.54

Diluted earnings per share
Income from continuing operations	$1.11	$0.64	$3.44	$2.51
Income from discontinued operations	-	-	0.01	-
Net income	$1.11	$0.64	$3.45	$2.51

Dividends per share	$0.175	$0.15	$0.625	$0.60

Weighted average shares outstanding:
Basic	105,309	108,180	107,472	110,354
Diluted	106,010	109,290	108,425	111,630

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	October 31,	October 26,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$201,575	$173,248
Accounts receivable, net	632,194	560,242
Inventories	805,244	727,360
Other current assets	99,116	76,945
Total current assets	1,738,129	1,537,795

Property, plant and equipment, net	289,001	234,029
Other intangible assets, net	195,033	62,932
Goodwill	124,994	16,784
Deferred income taxes	255,313	248,139
Other assets	41,843	35,224
Total assets	$2,644,313	$2,134,903

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$26,460	$240
Trade accounts payable	291,779	199,198
Employee compensation and benefits	110,007	59,490
Advance payments and progress billings	491,675	324,102
Accrued warranties	46,621	49,382
Other accrued liabilities	173,809	121,127
Total current liabilities	1,140,351	753,539

Long-term obligations	540,967	396,257

Other non-current liabilities	430,521	261,113

Shareholders' equity	532,474	723,994

Total liabilities and shareholders' equity	$2,644,313	$2,134,903

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended			Year Ended
	October 31,	October 26,		October 31,	October 26,
	2008	2007		2008	2007
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$527,068	$384,266		$1,736,485	$1,421,715
Surface Mining Equipment	411,836	351,643		1,431,466	1,125,607
Crushing & Conveying	118,695	-		339,421	-
Eliminations	(25,896)	-		(88,438)	-
Total Sales By Operation	$1,031,703	$735,909		$3,418,934	$2,547,322

Net Sales By Product Stream:
Aftermarket Revenues	$556,039	$461,365		$1,979,441	$1,599,798
Original Equipment	475,664	274,544		1,439,493	947,524
Total Sales By Product Stream	$1,031,703	$735,909		$3,418,934	$2,547,322

Net Sales By Geography:
United States	$514,717	$313,941		$1,632,533	$1,211,345
Rest of World	516,986	421,968		1,786,401	1,335,977
Total Sales By Geography	$1,031,703	$735,909		$3,418,934	$2,547,322

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$115,496	$82,486		$348,830	$285,860
Surface Mining Equipment	75,352	73,641		227,382	217,825
Crushing & Conveying	15,924	-		27,856	-
Corporate	(8,878)	(8,677)		(34,759)	(30,410)
Eliminations	(5,735)	-		(18,105)	-
Total Operating Income	$192,159	$147,450		$551,204	$473,275

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$7,800	$7,183		$30,443	$32,475
Surface Mining Equipment	4,954	4,315		19,181	16,273
Crushing & Conveying	4,531	-		26,277	-
Corporate	8	11		35	58
Eliminations	(1,122)	-		(4,513)	-
Total Depreciation And Amortization	$16,171	$11,509		$71,423	$48,806

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	$109,643	$(17,614)	-	$196,446	$(53,995)
Property, Plant and Equipment Acquired	27,888	8,079	-	84,205	51,194
Cash Interest Paid	2,328	2,835	-	31,564	20,461
Cash Taxes Paid	10,112	22,526	-	110,050	69,948

BOOKINGS DATA:

Underground Mining Machinery	$464,256	$413,237		$2,311,950	$1,517,134
Surface Mining Equipment	682,953	554,405		2,238,510	1,372,270
Crushing & Conveying	97,484	-		361,400	-
Eliminations	(24,008)	-		(88,554)	-
Total Bookings	$1,220,685	$967,642		$4,823,306	$2,889,404

	Amounts as of
BACKLOG DATA:	October 31,	August1,	May2,	February1,
	2008	2008	2008	2008

Underground Mining Machinery	$1,379,999	$1,442,811	$1,153,068	$969,597
Surface Mining Equipment	1,640,108	1,368,991	1,089,466	897,627
Crushing & Conveying	213,005	234,216	197,129	-
Eliminations	(58,378)	(60,266)	(50,589)	-
Total Backlog	$3,174,734	$2,985,752	$2,389,074	$1,867,224
END